Exhibit 99.2

Description of 2008 Cash Incentive Arrangements for Mr. Beenen

The target bonus is 30% of Mr. Beenen’s annual base salary. Half of the target bonus may be earned if individual performance objectives are achieved, regardless of Company performance; one quarter may be earned if Mr. Beenen’s product group achieves revenue and net income targets; and one quarter may be earned if the Company achieves its revenue and net income targets. The target bonus based on product group performance is payable if the product group meets its revenue and profitability targets; payment for this element starts when the product group fully achieves 75% of its revenue target and achieves breakeven profitability. The target bonus based on Company performance is payable if the Company fully achieves its revenue and net income targets; payment for this element starts when the Company meets 75% of its revenue target and breakeven profitability. In addition, the Compensation Committee may award Mr. Beenen a discretionary bonus, not to exceed three times his annual base salary, if Company revenue and net income targets are exceeded. The Compensation Committee reserves the discretion to reduce or eliminate Mr. Beenen’s incentive bonus if Company revenue and net income targets are not achieved.